EXCLUSIVE DISTRIBUTION AGREEMENT


                                     BETWEEN


                               ABBOTT LABORATORIES


                                       AND


                          NORTH AMERICAN VACCINE, INC.





                                October 11, 1996



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                                TABLE OF CONTENTS

                                                                         PAGE

I.       DEFINITIONS......................................................  1

II.      APPOINTMENT......................................................  8

         2.1       Exclusive Appointment..................................  8
         2.2       Distribution Rights....................................  8
         2.3       Diligence..............................................  8
         2.4       Distribution Costs.....................................  8
         2.5       Selling Price..........................................  9
         2.6       Competing Products.....................................  9
         2.7       Diversionary Sales..................................... 10
         2.8       Promotional Materials.................................. 10
         2.9       Legends on Products.................................... 10
         2.10      Sales Training......................................... 11
         2.11      Product Storage and Shipping........................... 11
         2.12      Marketing Information.................................. 11

III.     CLINICAL DEVELOPMENT............................................. 11

         3.1       Clinical Program Scope................................. 11
         3.2       Research and Development Committee..................... 11
         3.3       Management of the Clinical Program..................... 11
         3.4       Annual Reports......................................... 13
         3.5       Funding................................................ 13
         3.6       Diligence in Conduct of the Clinical Program........... 13

IV.      SUPPLY OF PRODUCTS............................................... 14

         4.1       Purchase Requirements.................................. 14
         4.2       Quality Control and Quality Assurance.................. 14
         4.3       Forecasts.............................................. 15
         4.4       Firm Orders............................................ 16
         4.5       Allocation............................................. 16
         4.6       [Intentionally Omitted]................................ 16
         4.7       Returns................................................ 16
         4.8       Product Recalls........................................ 17
         4.9       Adjustments............................................ 17
         4.10      Independent Transaction................................ 17
         4.11      Delivery Terms......................................... 18




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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                           PAGE

V.       PRICE AND PAYMENTS................................................. 18

         5.1       Price.................................................... 18
         5.2       Floor Price.............................................. 19
         5.3       Provisional Price........................................ 20
         5.4       Sales Reports............................................ 20
         5.5       Payment Procedure........................................ 21
         5.6       Interest Charges on Account of Late Payment.............. 21
         5.7       Application of Payments.................................. 21
         5.8       Taxes.................................................... 21
         5.9       Books and Records........................................ 21
         5.10      Marketing Fees........................................... 23
         5.11      Milestone Payments....................................... 23
         5.12      Other Reports............................................ 24

VI.      INDEMNITY.......................................................... 24

         6.1       Acts of Abbott........................................... 24
         6.2       Acts of NVX.............................................. 24
         6.3       Settlements.............................................. 25
         6.4       Limitation of Liability.................................. 25

VII.     PACKAGING AND LABELING............................................. 25

VIII.    TRADEMARKS AND TRADE NAMES......................................... 26

         8.1       Trademark................................................ 26
         8.2       Trademark Use............................................ 26
         8.3       Trademark Rights Upon Expiration......................... 26
         8.4       Trademark Rights Upon Termination........................ 26
         8.5       Trade Names.............................................. 27
         8.6       Infringement of Third Party Trademark Rights............. 27
         8.7       Third Party Infringement................................. 27
         8.8       Other Materials.......................................... 28
         8.9       Trademark Opposition..................................... 28

IX.      CONFIDENTIALITY.................................................... 28

         9.1       Confidentiality Obligations.............................. 28
         9.2       Press Releases........................................... 29
         9.3       Use After Termination.................................... 30
         9.4       Return of Confidential Information....................... 30



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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                         PAGE

X.       TERM AND TERMINATION............................................. 30

         10.1      Term................................................... 30
         10.2      Abbott Termination Right............................... 30
         10.3      Change of Control of Abbott or its Ross
                    Products Division..................................... 30
         10.4      Acquisition of NVX..................................... 30
         10.5      Breach................................................. 31
         10.6      No Release............................................. 32
         10.7      Bankruptcy............................................. 32
         10.8      Failure to Make Payments............................... 32
         10.9      Obligations After Termination.......................... 33
         10.10     Conduct of Business in Anticipation of Termination..... 34
         10.11     Alternative Dispute Resolution......................... 34

XI.      PATENT MATTERS................................................... 37

         11.1      Notice of Infringement................................. 37
         11.2      Enforcement and Defense of Patents by NVX.............. 37
         11.3      Continuing Payment Obligations......................... 38
         11.4      Infringement by Products............................... 38
         11.5      Other Intellectual Property Matters.................... 40

XII.     MISCELLANEOUS.................................................... 41

         12.1      Relationship of the Parties............................ 41
         12.2      Applicable Law......................................... 41
         12.3      Jurisdiction........................................... 41
         12.4      Counterparts........................................... 41
         12.5      Notices................................................ 41
         12.6      Force Majeure.......................................... 42
         12.7      Binding Effect: Assignment............................. 43
         12.8      Entire Agreement....................................... 43
         12.9      Recitals and Schedules................................. 43
         12.10     Amendment.............................................. 43
         12.11     Severability........................................... 44
         12.12     Headings............................................... 44
         12.13     No Waiver of Rights.................................... 44
         12.14     Usage.................................................. 44
         12.15     No Third Party Rights.................................. 44
         12.16     No Licenses............................................ 44
         12.17     Interpretation......................................... 44




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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                          PAGE
XIII.    ADVERSE EVENT REPORTING/CUSTOMER AND TECHNICAL
         SUPPORT........................................................... 44

XIV.     REPRESENTATIONS AND WARRANTIES.................................... 46

XV.      SURVIVAL.......................................................... 46





                                                    iv

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                        EXCLUSIVE DISTRIBUTION AGREEMENT


         THIS AGREEMENT is made this 11th day of October 1996 (the "Effective Date") by and between Abbott Laboratories, a corporation organized under the laws of the State of Illinois having its principal place of business at Abbott Park, Illinois, through its Ross Products Division ("Abbott"), having offices at 625 Cleveland Avenue, Columbus, Ohio 43215-1724 and North American Vaccine, Inc. ("NVX"), a corporation organized and existing under the laws of Canada having offices at 12103 Indian Creek Court, Beltsville, Maryland 20705.

                                   WITNESSETH

         WHEREAS, NVX is developing certain vaccines with the intention of obtaining FDA approval for such vaccines for pediatric administration;

         WHEREAS, Abbott is willing to provide funding towards the continued development of such vaccines and to assist NVX in such development;

         WHEREAS, Abbott desires to be become the exclusive distributor of such vaccines in the private pediatric market in the United States; and

         WHEREAS, NVX is willing to appoint Abbott as the exclusive distributor of such vaccines in the United States, and Abbott is willing to accept such appointment, all in accordance with the terms and conditions hereof.

         NOW THEREFORE, for and in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other consideration, the receipt and sufficiency of which are hereby acknowledged, Abbott and NVX, intending to be legally bound, hereby agree as follows:

I.       DEFINITIONS

         1. As used in the Agreement, the following capitalized terms shall have the meanings set forth below. Capitalized terms in this Agreement used in the plural shall have the same meaning as for the singular and vice-versa.

            1.1 "ABBOTT INDEMNITIES" shall have the meaning set forth in Section 6.2.

            1.2 "AFFILIATE" means, with respect to any Person, (a) any other Person of which securities or other ownership interests representing more than fifty percent (50%) of the voting interests are, at the time such determination is being made, beneficially owned or Controlled by such Person, or (b) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with such Person. For the purposes hereof,
(i) "Control," whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to affirmatively

                                       -1-




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direct, or affirmatively cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) a "beneficial owner" of a security is any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (with the ability to unilaterally exercise) (x) voting power, which includes the power to vote, or direct the voting of, such security, or (y) investment power, which includes the power to dispose, or to direct the disposition of, such security.

            1.3 "AVERAGE UNIT NET SELLING PRICE" means, [*]

            1.4 "BASE AMOUNT" shall have the meaning set forth in Section
5.1(c).

            1.5 "cGMP" shall have the meaning set forth in Section 4.2.

            1.6 "CHANGE OF CONTROL TRANSACTION" means any of the following transactions between a Party and another corporation or other legal entity that is not an Affiliate of such Party: a statutory merger, consolidation or similar corporate transaction in which the stockholders or other Persons who beneficially owned or Controlled the voting interests of the other corporation or legal entity prior to such merger, consolidation or transaction beneficially own or Control, after such merger, consolidation or transaction [*] of the voting interests of the surviving corporation or legal entity; the sale or other similar disposition in a transaction or series of transactions of all or substantially all of the assets of the Party; the sale, spin-off or other disposition by Abbott in a transaction or series of transactions of all or substantially all of the equity interest in or the assets of the Ross Products Division; and the sale of voting securities of the Party in a transaction or series of transactions pursuant to which the acquiring Person(s) beneficially owns or Controls, directly or indirectly, [*] of the voting securities of the Party.

            1.7 "CLINICAL PROGRAM" means the program of human clinical testing of the Products described in Section 3.1.

            1.8 "COMMITTEE" shall have the meaning as set forth in Section 3.2.

            1.9 "COMPETITIVE VACCINE" means [*]


[*] Confidential information has been omitted and filed separately with the
    Commission.
                                       -2-




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            1.10 "CONFIDENTIAL INFORMATION" means any and all technical data, information, materials and other know-how presently owned by or developed by, or on behalf of, either Party during the term of this Agreement which relates to the Products, their preparation, marketing, sale or use and any and all financial data and information relating to the businesses of either of the Parties and/or of their Affiliates.

            1.11 "CONTRACT YEAR" means, with respect to each Product, the calendar year [*]

            1.12 "CUSTOMER(S)" shall mean an authorized wholesaler(s) and/or distributor(s) of Products and such other customers which Abbott bills directly and acquires Product from Abbott for resale pursuant to contract with Abbott.

            1.13 "DESIGNATED REPRESENTATIVE" shall have the meaning as set forth in Section 3.2.

            1.14 "DOSE" means, for each Product, the quantity of vaccine used for a single administration of the Product to a patient.

            1.15 "DTP VACCINE" means [*]

            1.16 "DTP-HIB VACCINE" means [*]

            1.17 "DTP-IPV VACCINE" means [*]

            1.18 "DTP-IPV-HIB VACCINE" means [*]

            1.19 "EFFECTIVE DATE" means the date first set forth above.


[*] Confidential information has been omitted and filed separately with the Commission.

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            1.20 "FDA" means the United States Food and Drug Administration, or any successor to it responsibilities with respect to pharmaceutical products such as the Products.

            1.21 "FULLY-ABSORBED MANUFACTURING COST" means with respect to each
Product: [*]

            1.22 "HMO" shall have the meaning as set forth in Section 1.37.

            1.23 "LOSSES" means losses, liabilities, costs, expenses (including reasonable attorneys' fees), claims, penalties, judgments and/or damages (including personal injury or property damages or consequential damages).

            1.24 "LRP" shall have the meaning as set forth in Section 10.4.

            1.25 "NET SALES" of a Product means the total of the gross amount billed or invoiced on the first sale or other disposition of the Product by Abbott to Third Parties, plus any amounts due to or received by Abbott from such Third Party in consideration of the sale of such Product, whether based on the sale or resale of such Product, less:

                 a) Rebates granted and allowances, chargebacks and trade, quantity or cash discounts actually allowed and taken, except rebates, chargebacks or discounts granted wholly or partially in consideration of a Third Party's agreement to purchase any service or any product other than a Product (other than where such rebates or discounts are "across-the-board" rebates or discounts applied uniformly to the Product and other products or services as part of an overall program of rebates or discounts established by Abbott covering a broad range of its products);

                 b) Retroactive price reductions imposed by government authorities;

[*] Confidential information has been omitted and filed separately with the Commission.

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                 c) Fees, commissions or rebates lawfully paid pursuant to
contracts with group purchasing organizations to the extent specifically related to and based on the number of units of Products sold to members of the group;

                 d) Amounts actually repaid a Third Party by reason of rejection, recall or return of Product as evidenced by written records, except where such rejection, recall or return is due to expiration of Product dating or is a cost or expense of Abbott under Section 4.8(b);

                 e) Actual freight and insurance costs in transporting such Product to such Third Parties and paid by the Third Party, as evidenced by written records; and

                 f) Sales, use, excise, value-added and other direct taxes, customs duties and other government charges incurred and paid by the Third Party, as evidenced by written records.

The "gross amount billed or invoiced" for calculating Net Sales of any Product shall mean:

                 (i) If the Product is sold to a Third Party other than a Special Party, Abbott's actual billing or invoice amount for such Product;

                 (ii) If the Product is sold to an Affiliate for subsequent resale by or for such Affiliate, the greater of Abbott's actual billing or invoice amount or the Affiliate's actual billing or invoice amount for such Product; or

                 (iii) If the Product is sold to a Special Party for use by such Special Party, the billing or invoice amount that would have resulted by multiplying the number of Vials sold to such Special Party by the Average Unit Net Selling Price for Product [*] or

                 (iv) If the Product is otherwise provided to a Third Party, the billing or invoice amount that would have resulted by multiplying the number of Vials provided to such Third Party by the Average Unit Net Selling Price for Product [*]

In the event that Abbott receives any fixed payment, fee or other consideration from a Third Party in consideration of any discount, credit or similar allowance granted to such Third Party in connection with the sale of any Product or Products, the dollar amount equal to such consideration shall be added to the gross amount billed or invoiced for such sale for purposes of calculating Net Sales.

[*] Confidential information has been omitted and filed separately with the Commission.

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            1.26 "NVX INDEMNITEES" shall have the meaning as set forth in
Section 6.1.

            1.27 "NVX VACCINES" means collectively the DTP Vaccine, DTP-IPV Vaccine, DTP-Hib Vaccine and DTP-IPV-Hib Vaccine.

            1.28 "PARTY" means NVX or Abbott, and "PARTIES" means NVX and
Abbott.

            1.29 "PATENTS" means:

                 a) The existing patents designated on Exhibit A attached hereto; b) Any patents issued jointly to the Parties and patent applications filed by or assigned jointly to the Parties that cover a Product and are in existence prior to the date of first commercial sale of such Product in the Territory; and c) Any reissues, reexaminations, renewals, extensions, divisionals, continuations and continuations-in-part of the foregoing.

            1.30 "PEDIATRIC ADMINISTRATION" means administration to any person under seven (7) years of age.

            1.31 "PERSON" means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

            1.32 "PHASE I CLINICAL TRIAL" means a clinical study of a Product involving human subjects and designed primarily to assess the safety of the Product under investigation.

            1.33 "PHASE I/II CLINICAL TRIAL" means a clinical study of a Product involving human subjects and designed primarily to assess the safety, immunogenicity and optimal dosage of the Product under investigation.

            1.34 "PHASE III CLINICAL TRIAL" means a clinical study of a Product involving human subjects and designed primarily to assess the safety and efficacy of the Product under investigation.

            1.35 "PHASE IV CLINICAL TRIAL" means a clinical study of a Product involving human subjects and conducted to maintain the marketing authorization of the Product under investigation.

            1.36 "PLA" means a Product License Application submitted to the FDA.

            1.37 "PRIVATE PEDIATRIC MARKET" means private pediatricians, staff and group model health maintenance organizations ("HMOs") and other Third Parties that dispense vaccines for Pediatric Administration, but shall exclude only U.S. (including

Puerto Rico and all other territories and possessions) Federal, state, local and other government entities including, without limitation, the U.S. Centers for Disease Control.

            1.38 "PRODUCT APPROVAL" means, with respect to a Product, one or more licenses issued by the FDA for manufacturing, marketing and sale.

            1.39 "PRODUCT" means any one of the NVX Vaccines and "PRODUCTS" means the NVX Vaccines.

            1.40 "PROJECT LEADER" shall have the meaning as set forth in Section 3.3.

            1.41 "PURCHASE PRICE" shall have the meaning as set forth in Section 5.1(e).

            1.42 "REQUIREMENTS" shall have the meaning as set forth in Section 4.1.

            1.43 "SPECIAL PARTY" means an Affiliate of Abbott or any other Person enjoying a special course of dealing with Abbott, or any of its Affiliates, except for Customers operating in the normal course of business. A "special course of dealing" shall mean co-marketing or other arrangements between a Third Party and Abbott or one of its Affiliates wherein the Third Party sells a Product and Abbott or its Affiliate receives additional compensation based on the ultimate sale of the Product, or barter arrangements in which Abbott or its Affiliate exchanges a Product with a Third Party for another product or other products in-kind.

            1.44 "SPECIFICATIONS" shall have the meaning as set forth in Section 4.2.

            1.45 "TERRITORY" means the United States of America, its territories and possessions, and Puerto Rico.

            1.46 "THIRD PARTY" means any Person that is not a Party to this Agreement.

            1.47 "TRADEMARKS" means a trademark or trademarks to be co-owned by Abbott and NVX during the term of this Agreement and agreed upon in writing by the Parties for use by Abbott and NVX with the Products in the Territory in accordance with the terms of this Agreement.

            1.48 "VALID CLAIM" means a claim of an issued and unexpired patent included in the Patents that has not been (a) held revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction over such claim, which decision is unappealable or unappealed within the time allowed for appeal or (b) admitted by the holder to be invalid or unenforceable through disclaimers, consent decrees or otherwise.


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            1.49 "VIAL" means, with respect to each Product, a finally-packaged form of the Product for sale to the customer. Each Vial may contain one or more Doses of the Product.

II.      APPOINTMENT

         2.1 EXCLUSIVE APPOINTMENT. From the Effective Date and for the term of this Agreement, subject to all of the provisions of this Agreement, NVX hereby appoints Abbott as its exclusive distributor of Products solely for Pediatric Administration to the Private Pediatric Market in the Territory, and Abbott accepts such appointment as exclusive distributor.

         2.2 DISTRIBUTION RIGHTS. Subject to the terms hereof, Abbott shall have the exclusive rights to distribute, market, promote and sell Products solely for Pediatric Administration to the Private Pediatric Market in the Territory. NVX agrees not to voluntarily license any Third Party under any of the Patents to distribute, market, promote or sell any of the Products for Pediatric Administration to the Private Pediatric Market in the Territory.

         2.3 DILIGENCE. Abbott shall use reasonable commercial efforts in carrying out the commercialization of each of the Products for Pediatric Administration in the Private Pediatric Market in the Territory. Pursuant to the foregoing, Abbott, at its own expense, shall:

                 a) promptly introduce each of the Products for Pediatric Administration to the Private Pediatric Market in the Territory as soon as practicable after Product Approval is received by NVX, subject to NVX's ability to supply adequate inventories of Product for Product introduction;

                 b) use reasonable, diligent commercial efforts to detail, market, distribute and sell the Products to maximize the market potential of each of the Products;

                 c) maintain an adequate inventory of each of the Products to supply anticipated demand therefor, subject to NVX's ability to supply the same; and

                 d) otherwise act in good faith to commercialize each of the Products for Pediatric Administration in the Private Pediatric Market in the Territory in a manner which, in Abbott's good faith exercise of its business judgment, maximizes the commercial benefits of the Products.

         2.4 DISTRIBUTION COSTS. Abbott shall be solely responsible for all costs associated with the following relating to the sale of the Products to the Private Pediatric Market in the Territory: transportation charges; quantity or cash discounts; service allowances; commissions; credits or allowances given on account of price adjustments, bad debts, returns, rebates or chargebacks; returns or rejections other than Product recalls; and all taxes, surcharges, assessments or governmental charges imposed upon Abbott measured by the sale, transportation or delivery of the Products by Abbott. The Parties acknowledge that certain of the foregoing costs are appropriate deductions from gross sales for the purpose of determining Net Sales as defined in Section 1.25.

         2.5 SELLING PRICE. The final sales price of each of the Products sold by Abbott shall be determined by Abbott in its sole and absolute discretion.

         2.6 COMPETING PRODUCTS. During the term of this Agreement, and subject to Section 11.4(e):

                  a) Neither Party, nor any of its Affiliates, shall make, use or sell in the Territory any Competitive Vaccine, [*]

                  b) [*]


[*] Confidential information has been omitted and filed separately with the Commission.

                  c) [*]

         2.7 DIVERSIONARY SALES. Abbott covenants not to sell the Products outside of the Private Pediatric Market in the Territory and anywhere outside of the Territory and not knowingly to sell the Products to any Third Party for diversion for sale outside of the Private Pediatric Market in the Territory or anywhere outside of the Territory. NVX covenants not to sell the Products in the Private Pediatric Market within the Territory and not knowingly to sell the Products to any Third Party for diversion for sale in the Private Pediatric Market in the Territory.

         2.8 PROMOTIONAL MATERIALS. Abbott shall be solely responsible for all costs associated with the development, production and distribution of promotional materials associated with the Products for Pediatric Administration in the Private Pediatric Market in the Territory. All matters regarding promotion and advertising of the Products in the Private Pediatric Market in the Territory shall be decided by Abbott with input from NVX, [*] consistent with all statutory and regulatory requirements, including without limitation, FDA rules and regulations governing the packaging and labeling of the Products. NVX and Abbott shall keep each other informed of their respective on-going promotional and advertising programs in the Territory.

         2.9 LEGENDS ON PRODUCTS. NVX shall mark all Products supplied to Abbott hereunder with an appropriate notice that such Products are patented. The form of such notice shall conform to the requirements of 35 U.S.C. ss. 287(a) and shall comply with any other notice or legend requirement of applicable law or regulation.

[*] Confidential information has been omitted and filed separately with the Commission.


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         2.10 SALES TRAINING. Abbott shall be solely responsible for all costs associated with training and updating its sales force in the Territory.

         2.11 PRODUCT STORAGE AND SHIPPING. Abbott shall store and ship the Products to customers in the Territory in accordance with all applicable laws and regulations and labeling for the Products which are designed to provide that the Products continue to meet Specifications, and take all reasonable efforts to provide that its Customers adhere to the same standards. Abbott shall be responsible, and NVX shall not be liable, for any Losses due to the failure of Abbott's Customers to comply with the foregoing standards or for the failure of Abbott or its Customers to resell or use the Products prior to the expiration of the Products' respective dating periods.

         2.12 MARKETING INFORMATION. NVX shall have the right at reasonable intervals, [*] to request information regarding Abbott's marketing and promotional activities undertaken with respect to the Products. Abbott shall provide such information, in its sole discretion, to the extent it is available in its ordinary course of business without any special effort or expense.

III.     CLINICAL DEVELOPMENT

         3.1 CLINICAL PROGRAM SCOPE. The Parties shall collaboratively undertake a program of human clinical testing of the Products, commencing on the Effective Date and continuing for each Product through all Phase I Clinical Trials, Phase I/II Clinical Trials, Phase III Clinical Trials and any necessary or warranted Phase IV Clinical Trials to maximize the commercial potential for each Product for Pediatric Administration in the Private Pediatric Market. The program for such development of the Products shall be conducted in accordance with the provisions of this Article III.

         3.2 RESEARCH AND DEVELOPMENT COMMITTEE. Each party shall designate two representatives ("Designated Representatives") to serve on a Research and Development Committee ("Committee") to determine and monitor the priorities, goals, budgets, resource allocations and milestones for the ongoing clinical development of the Products.

         3.3 MANAGEMENT OF THE CLINICAL PROGRAM.

                 a) The Clinical Program shall be managed by the Committee. The Committee may seek the input and advice of employees of the Parties of sufficient qualifications such that the Committee will be in a position to discuss the Clinical Program knowledgeably, evaluate the results thereof, and make recommendations to the Parties regarding the priorities therefor. Such people may be invited by a Party's Designated Representative to attend meetings of the Committee, as appropriate. The Committee may also seek advice from Third Parties relating to the Clinical Program, subject to appropriate confidentiality requirements and the mutual agreement of the Parties. One of each Party's Designated Representatives to the Committee shall be a "Project Leader," who is responsible for coordinating that Party's part of the Clinical

[*] Confidential information has been omitted and filed separately with the Commission.

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



Program. The Project Leaders shall be the primary contacts between the Parties with respect to the Clinical Program. Each Party initially shall designate its Project Leader and its other representatives to the Committee by written notice to the other Party within thirty (30) days after the Effective Date. Each Party thereafter may change its Project Leader or its other Designated Representative to the Committee upon delivering written notice to the other party.

                 b) The Committee shall hold an organizational meeting promptly after designation of each Party's Designated Representatives, [*] Thereafter, the Committee shall meet from time to time when reasonably requested by either Project Leader as necessary to manage the conduct of the Clinical Program, [*] All meetings of the Committee shall be at specific times and places agreed upon by the two Project Leaders. Members of the Committee may attend meetings in person or by telephone or video conferencing, provided that members attending by telephone or video conferencing can hear and be heard. Each Party shall bear any expenses incurred by its Designated Representatives and its employees and other representatives of the Party in attending meetings of the Committee.

                 c) Each Party shall ensure that at least one of its Designated Representatives is in attendance at each meeting of the Committee. All decisions of the Committee shall [*] The Parties shall use all reasonable good faith efforts to resolve any issues as to which the Committee cannot agree in order to maximize the commercial potential for each Product in the Private Pediatric Market in the Territory. In the event that a dispute cannot be resolved and continues [*] each Party shall have the right to submit the matter to the Parties' Presidents (the President of Ross Products Division in the case of Abbott) for resolution. [*]

                 d) [*] following each Committee meeting, the Project Leaders shall prepare, and distribute to each Party, a reasonably detailed written summary report [*]

                 e) The Committee may establish working groups of scientists and others to carry out specific aspects of the Clinical Program.

[*] Confidential information has been omitted and filed separately with the Commission.

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



         3.4 ANNUAL REPORTS. To keep each other apprised of its progress under this Article 3, each Party shall submit annual progress reports as to its Product development, approval and marketing activities, [*]

         3.5 FUNDING. Subject to Section 10.4, Abbott shall provide funding [*] in support of the Clinical Program during the term of this Agreement. The payments shall be made as follows: [*] Such funding shall be used first to support out-of-pocket expenses of Phase I, II, III and IV Clinical Trials (including a Phase IV Clinical Trial for the DTP Vaccine), and thereafter to support NVX's labor and other internal costs related to the Clinical Program. [*]

         3.6 DILIGENCE IN CONDUCT OF THE CLINICAL PROGRAM. NVX shall use reasonable commercial efforts in the conduct of its activities pursuant to the Clinical Program in furtherance of obtaining marketing approvals for the Products that maximize the commercial potential for the Products. Subject to
Section 3.5 and consistent with a reasonable allocation of NVX's internal resources among its clinical programs, NVX shall accord a priority to the Clinical Program as high as its other clinical programs for products of similar market potential and expeditiously file with the FDA to obtain Product Approvals for the Products. [*]


[*] Confidential information has been omitted and filed separately with the Commission.

[*] Abbott shall cooperate with NVX in support of NVX's activities undertaken in conducting the Clinical Program in accordance with the foregoing.

IV.      SUPPLY OF PRODUCTS

         4.1 PURCHASE REQUIREMENTS.

             During the term and in accordance with the provisions of this Agreement, Abbott shall purchase exclusively from NVX all of its Requirements of the Products, and NVX shall sell such quantities of Products to Abbott, subject to the provisions hereof, including without limitation the provisions of Section
4.4. [*]

         4.2 QUALITY CONTROL AND QUALITY ASSURANCE.

                 a) Each of the Products supplied by NVX to Abbott hereunder shall conform to the release specifications for the Product as approved by the FDA as set forth in the Product Approval for such Product ("Specifications") and shall be manufactured in accordance with then-current Good Manufacturing Practices ("cGMPs") as set forth in 21 C.F.R. Parts 211 and 600 through 680, and any successor thereof.

                 b) NVX shall maintain a quality control program consistent with cGMPS, as required by all applicable laws and regulations and all subsequent additions and revisions thereto.

                 c) All Product received by Abbott shall be deemed accepted, unless Abbott shall give written notice to NVX [*] specifying the manner in which the Product does not conform to the Specifications. Such notice shall be accompanied by written reports of any testing performed by Abbott on the Product. Acceptance of a Product shall not be deemed to supersede, alter or limit any warranty, obligation or liability NVX may have under this Agreement.

                 d) Upon receipt of such notice, NVX may request Abbott to return the non-accepted Product, or samples thereof, for testing by NVX. [*]


[*] Confidential information has been omitted and filed separately with the Commission.

                 e) If as finally determined above a shipment of a Product does not conform to the Specifications, or if the Product is not sellable and must be recalled because of NVX's non-compliance with cGMPs with respect to the Product, NVX will give full credit for such Product at the price invoiced by NVX or paid by Abbott and, at Abbott's request, shall replace such shipment with conforming Product at the original invoice price per Vial of Product being replaced. All transportation, shipping and insurance cost, and other fees incident to the shipping of such replacement Product (to the extent previously paid by Abbott for the non-conforming Product) will be paid by NVX or if Abbott has not requested a replacement shipment, such costs and fees shall be credited to Abbott's account. At NVX's expense, the non-conforming shipment shall be returned to NVX. EXCEPT AS PROVIDED IN SECTION 6.2, THE FOREGOING SHALL BE NVX'S SOLE LIABILITY FOR, AND ABBOTT'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO, THE SUPPLY OF ANY SHIPMENT OF A PRODUCT THAT DOES NOT CONFORM TO THE SPECIFICATIONS OR WAS NOT MANUFACTURED IN ACCORDANCE WITH CGMPS.

                 f) Abbott shall have the right during normal business hours and with reasonable advance notice to visit NVX's facility for the purpose of observing the manufacturing, packaging, testing, and warehousing of the Products.

                 g) EXCEPT AS SET FORTH IN SECTION 4.2(a) ABOVE, NVX DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, TO ABBOTT WITH REGARD TO THE PRODUCTS SUPPLIED BY NVX HEREUNDER, INCLUDING WARRANTIES WITH REGARD TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                 h) The Parties hereto agree that the sale and supply of Products by NVX and the purchase of Products by Abbott hereunder shall be subject to and governed by the terms and conditions hereof. None of the terms and conditions set forth on any purchase or order form, invoice, acknowledgement or the like shall change or modify the provisions of this Agreement unless it is signed and delivered by authorized representatives of both of the Parties hereto and it clearly indicates by specific reference to this Agreement that the Parties intended to vary the provisions hereof.

         4.3 FORECASTS.

             Abbott shall provide NVX with a written forecast (by Product and month) of the quantity of Products that Abbott expects to order [*]


[*] Confidential information has been omitted and filed separately with the Commission.

[*]

         4.4 FIRM ORDERS.

                 a) Abbott shall specify by firm written purchase order its requirements for each of the Products for each calendar quarter [*] NVX shall use reasonable commercial efforts to supply the Products to Abbott in accordance with its orders.

                 b) [*]

         4.5 ALLOCATION. In the event that NVX is unable to fill Abbott's firm purchase orders for the Products, NVX shall allocate the available Products among its customers (including Abbott) in accordance with [*]

         4.6 [INTENTIONALLY OMITTED]

         4.7 RETURNS. Except in the case of Section 4.8 where NVX is responsible for the costs and expenses of a Recall, Abbott shall not be permitted to return for refund or credit any Products meeting Specifications therefor that Abbott has ordered and NVX has supplied hereunder, without the prior written consent of NVX.


[*] Confidential information has been omitted and filed separately with the Commission.

         4.8 PRODUCT RECALLS.

                    a) Each Party shall promptly notify the other Party in writing of any facts relating to a possible advisability of a recall or the destruction or withholding from the market in the Territory of any Product (collectively "Recall"). If at any time (i) any governmental or regulatory authority in the Territory issues a request, directive or order for a Recall of a Product from the market in the Territory, (ii) a court of competent jurisdiction orders a Recall of such Product from the market in the Territory, or (iii) either Party determines, after consultation with the other Party, that a Recall of such Product from the market in the Territory is necessary or advisable, Abbott shall take all appropriate corrective action to effect the Recall in the Private Pediatric Market in the Territory and NVX shall take all appropriate corrective action to effect the Recall outside of the Private Pediatric Market in the Territory. Each Party shall provide the other Party with such cooperation in connection with the Recall as the other Party may reasonably request. NVX shall give prior notice to Abbott if NVX is instituting a Recall of Product outside of the Territory.

             b) [*]

         4.9 ADJUSTMENTS. If Abbott's reasonably forecasted needs exceed NVX's capabilities, NVX, in consultation with Abbott, shall determine the best means of resolving such capacity constraints, [*]

         4.10 INDEPENDENT TRANSACTION. Each shipment of Product hereunder shall constitute a separate and independent transaction and NVX shall be entitled to payment for each such shipment without reference to any other. Notwithstanding the foregoing, the Parties shall be entitled to reflect in the invoices any appropriate credits or similar adjustments thereto.


[*] Confidential information has been omitted and filed separately with the Commission.

         4.11 DELIVERY TERMS. All Products shall be sold and be delivered F.O.B., NVX's manufacturing facility. Title and risk of loss shall pass to Abbott upon delivery by NVX to the carrier specified by Abbott. Each shipment of Product shall be accompanied or followed by an invoice and a statement in compliance with 21 USC ss. 303(c)(2) or any successor thereto. NVX may ship Product in accordance with Abbott's instructions via the carrier specified by Abbott directly to Customers of Abbott. However, nothing in this Agreement shall be construed as an obligation of NVX to inventory the Product or act or serve as a wholesaler or distributor of Abbott pursuant to which NVX would deliver Products to end-users or final customers.

V.       PRICE AND PAYMENTS

         5.1 PRICE. The invoice price for each Product sold by NVX to Abbott pursuant to and during the term of this Agreement shall be determined in accordance with Section 5.3. Adjustments in the amounts paid to NVX on account of the sale of the Products to Abbott in each calendar year shall be made as follows:

                 a) [*]

                 b) [*]

                 c) [*]

[*] Confidential information has been omitted and filed separately with the Commission.

                 d) [*]

                 e) [*]

                 f) [*]

         5.2 FLOOR PRICE. [*]



[*] Confidential information has been omitted and filed separately with the Commission.

         5.3 PROVISIONAL PRICE. [*]

         5.4 SALES REPORTS. On or before [*] of each year following the first sale of a Product, Abbott shall deliver to NVX a true and accurate written report showing the following as they apply to the calendar quarter immediately preceding the date of such report:

                 a) For each Product and differently-sized Vial, the total quantity of Vials of each Product billed, invoiced or otherwise provided to a Third Party during the immediately preceding calendar quarter; and

                 b) The computation of the Net Sales of each such Product, including a detailed accounting of: [*]

[*]



[*] Confidential information has been omitted and filed separately with the Commission.

[*] The correctness and completeness of each such report shall be certified in writing by an authorized representative of Abbott. On or before the date [*] after the end of the calendar quarter in which this Agreement expires or is terminated, Abbott shall provide to NVX a written report that complies in all respects with this Section 5.4.

         5.5 PAYMENT PROCEDURE. All payments payable by Abbott hereunder shall be paid to NVX in U.S. Dollars by wire transfer, or by such other method mutually agreed upon by the Parties, for value [*] to such bank account or accounts as NVX shall designate in writing, within a reasonable period of time prior to such due date. Abbott shall provide NVX with [*] advance notice of each such wire transfer.

         5.6 INTEREST CHARGES ON ACCOUNT OF LATE PAYMENT. If Abbott fails to pay any payment required under this Agreement [*] Abbott shall pay interest on such amount at [*] which interest shall accrue from the date the payment not timely made became due until the date such payment is paid in full. If such rate exceeds the rate allowed by applicable law, then the highest rate allowed by law shall apply.

         5.7 APPLICATION OF PAYMENTS. Any payments received by NVX shall be applied first to the satisfaction of any unpaid, accrued interest and then to the satisfaction of any unpaid principal.

         5.8 TAXES. If any law or regulation requires the withholding of any taxes levied on the payment of any amounts payable to NVX under this Agreement, such taxes shall be deducted by Abbott from the amount otherwise payable to NVX and paid by Abbott to the proper taxing authority. Abbott shall secure proof of any such tax payment, and send such proof to NVX as evidence of such payment together with such other documents as NVX may reasonably require in order to secure a refund of or credit for the amount of such payment. Except for the foregoing, each Party shall be responsible for any taxes that are levied on it in connection with its obligations under this Agreement. Abbott shall provide NVX with a copy of its resale certificate in order to enable NVX to claim a sales tax exemption for all sales of Product by NVX to Abbott. NVX shall be entitled to include and separately state on each invoice for Product the excise tax imposed on the sales of Products to Abbott, and Abbott shall pay such amounts to NVX at the time Abbott pays the invoice price for such Product. NVX shall be responsible for remitting the excise tax to the appropriate governmental entity.

         5.9 BOOKS AND RECORDS.

                 a) Abbott shall keep full, true and accurate books of account containing all particulars and reasonable supporting documentation which may be necessary for the purpose of determining [*]


[*] Confidential information has been omitted and filed separately with the Commission.

         [*] and Abbott's compliance in other respects with its financial obligations under this Agreement. The books of account and reasonable supporting documentation shall be kept at Abbott's and/or its Ross Products Division's principal place of business and shall be open during normal business hours for confidential inspection no more frequently than once each calendar year for [*] following the end of the calendar year to which they pertain by any of the "big six" independent certified public accounting firms retained by NVX for the purpose of verifying Abbott's reports and/or Abbott's compliance in other respects with its financial obligations under this Agreement. [*] If such records are insufficient for the foregoing purposes or any such inspection discloses an underpayment of [*] of the amount actually due, then, in addition to any other rights and remedies available to NVX under this Agreement, Abbott shall promptly pay the reasonable cost of such inspection after Abbott's receipt of the bill or invoice for such inspection. Abbott shall be provided a copy of the audit report and shall have the right to have its own audit conducted by a "big six" independent certified public accounting firm with respect to the subject matter of the audit report. In the case of any discrepancy and the Parties are unable to agree on a resolution thereof, an independent auditor mutually agreed to by the Parties shall be retained to conduct a final audit, the results of which shall be binding on the Parties.

                 b) NVX shall keep full, true and accurate books of account containing all particulars and reasonable supporting documentation [*] and NVX's compliance in other respects with its financial obligations under this Agreement. The books of account and reasonable supporting documentation shall be kept at NVX's principal place of business and shall be open during normal business hours for confidential inspection no more frequently than once each calendar year [*] following the end of the calendar year to which they pertain by any of the "big six" independent certified public accounting firms retained by Abbott for the purpose of verifying NVX's records and/or NVX's compliance in other respects with its financial obligations under this Agreement. In no event shall the auditor disclose to Abbott any [*]


[*] Confidential information has been omitted and filed separately with the Commission.

[*] If such records are insufficient for the foregoing purposes or any such inspection discloses a discrepancy resulting in an overpayment by Abbott of [*] of the amount actually due, then, in addition to any other rights and remedies available to Abbott under this Agreement, NVX shall promptly pay the reasonable cost of such inspection after NVX's receipt of the bill or invoice for such inspection. NVX shall be provided a copy of the audit report and shall have the right to have its own audit conducted by a "big six" independent certified public accounting firm with respect to the subject matter of the audit report. In the case of any discrepancy and the Parties are unable to agree on a resolution thereof, an independent auditor mutually agreed to by the Parties shall be retained to conduct a final audit, the results of which shall be binding on the Parties.

         5.10 MARKETING FEES. In addition to any other amounts paid by Abbott to NVX, subject to Section 10.4, Abbott shall pay NVX non-refundable marketing fees, during the term of the Agreement, as follows:

[*]

         5.11 MILESTONE PAYMENTS. In addition to the foregoing payments, subject to Section 10.4, Abbott shall pay NVX a milestone payment of [*] Abbott shall provide written notice to NVX of achievement of each milestone event within thirty (30) days thereof and shall make the required payment to NVX no later than the end of the thirty


[*] Confidential information has been omitted and filed separately with the Commission.

(30) day notice period. The foregoing milestone payments shall be added to the Purchase Price pursuant to and for the purpose stated in Section 5.2.

         5.12 OTHER REPORTS. With respect to each Product, NVX shall provided quarterly, written reports within thirty (30) days of the end of each quarter to Abbott of any significant variation of [*] the reasons for such variation and, if appropriate, the steps that NVX is taking to control or correct such variation.

VI.      INDEMNITY

         6.1 ACTS OF ABBOTT.

                 a) Abbott shall indemnify and hold harmless NVX, NVX's Affiliates and their respective directors, officers, employees and agents, (collectively, the "NVX Indemnitees") from and against, any Losses incurred by NVX Indemnitees arising out of or resulting from any Third Party claim based upon: (i) the breach by Abbott, or any Affiliate, of any covenant, representation or warranty contained in this Agreement, or (ii) all decisions made by Abbott or any Affiliate pursuant to Section 2.8 or (iii) any negligent act or omission or willful misconduct of Abbott, any Affiliate, or any Customer of Abbott in the handling, storage, promotion, marketing, distribution or sale of Products by Abbott, any of Abbott's Affiliates of its Customers, or any other activity conducted by Abbott, any Affiliate under this Agreement which is the proximate cause of injury, death or property damage to a Third Party, except to the extent such Losses arise out of or result from the breach of this Agreement by, or the negligence or willful misconduct of, NVX or any Affiliate.

                 b) If any claim or cause of action alleging any of the foregoing is asserted by a Third Party against any of the NVX Indemnitees, then:
(i) NVX shall notify Abbott promptly in writing of such claim or cause of action; (ii) Abbott shall assume, at its cost and expense, the sole defense of such claim or cause of action through counsel selected by Abbott and reasonably acceptable to NVX, except that in the case of a conflict of interest between Abbott and NVX, Abbott shall, at Abbott's cost and expense, provide separate counsel for NVX selected by NVX; (iii) Abbott shall maintain control of such defense, including any decision as to settlement; (iv) NVX may, at its option and expense, participate in such defense, and if NVX so participates, the Parties shall cooperate with one another in such defense; and (v) Abbott shall bear the total costs of any court award or settlement of such claim or cause of action and all other costs, fees and expenses related to the resolution thereof.

         6.2 ACTS OF NVX.

                 a) NVX shall indemnify and hold harmless Abbott, Abbott's Affiliates and their respective directors, officers, employees and agents (collectively, the "Abbott Indemnitees") from and against, any Losses incurred by the Abbott Indemnitees arising out of or resulting from any Third Party claim based upon: (i) the breach by


[*] Confidential information has been omitted and filed separately with the Commission.

NVX or any Affiliate of any covenant, representation or warranty contained in this Agreement, or (ii) any injury, death or property damage to a Third Party resulting from the manufacture, use or sale of any Product, except to the extent such Losses arise out of or result from the breach of this Agreement by, or the negligence or willful misconduct of, Abbott, or any Affiliate or Customer of Abbott, or any end-user, or arise out of or result from decisions made by Abbott or any Affiliate pursuant to Section 2.8, or (iii) any negligent act or omission or willful misconduct of NVX, or any Affiliate, in the manufacture, promotion, marketing, distribution or sale of Products by NVX or any of NVX's Affiliates or any other activity conducted by NVX or any Affiliate under this Agreement which is the proximate cause of injury, death or property damage to a Third Party, except to the extent such Losses arise out of or result from the breach of this Agreement by, or the negligence or willful misconduct of, Abbott or any Affiliate.

                 b) If any claim or cause of action alleging any of the foregoing is asserted by a Third Party against any of the Abbott Indemnitees, then: (i) Abbott shall notify NVX promptly in writing, of such claim or cause of action; (ii) NVX shall assume, at its cost and expense, the sole defense of such claim or cause of action through counsel selected by NVX and reasonably acceptable to Abbott, except that in the case of a conflict of interest between NVX and Abbott, NVX shall, at NVX's cost and expense, provide separate counsel for Abbott selected by Abbott; (iii) NVX shall maintain control of such defense, including any decision as to settlement; (iv) Abbott may, at its option and expense, participate in such defense, and if Abbott so participates, the Parties shall cooperate with one another in such defense; and (v) NVX shall bear the total costs of any court award or settlement of such claim or cause of action and all other costs, fees and expenses related to the resolution thereof.

         6.3 SETTLEMENTS. The indemnifying Party shall not settle a claim or action related to any Losses without the consent of the indemnified Party, if such settlement would impose any monetary or other material obligation or burden on the indemnified Party or require the indemnified Party to submit to a temporary restraining order or an injunction or otherwise limit the indemnified Party's rights under this Agreement. Any payment made by the indemnifying Party to settle any such claim or action shall be at its own cost and expense.

         6.4 LIMITATION OF LIABILITY. Except with respect to obligations of indemnification under Section 6.1 and 6.2, with respect to any claim by one Party against the other arising out of any breach under this Agreement, the Parties expressly agree that the liability of the breaching Party to the non-breaching Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for, indirect, incidental, punitive, exemplary or consequential damages.

VII.     PACKAGING AND LABELING

         NVX shall be solely responsible for all manufacturing, final fill, labeling and packaging activities relating to the Products, which shall be conducted in accordance with all applicable statutory and regulatory requirements. The Parties shall jointly be responsible for the content of the labeling and packaging materials, with all final decisions to be made by NVX in its sole business judgment consistent with all applicable statutory and regulatory requirements, including, without limitation, FDA rules and regulations governing the packaging and labeling of Products.

VIII.    TRADEMARKS AND TRADE NAMES

         8.1 TRADEMARK. The Parties shall explore and agree upon the Trademarks to be used in connection with the Products in the Territory. [*]

         8.2 TRADEMARK USE. During the term of the Agreement, each Party and its Affiliates shall have [*] such Trademarks solely for the purpose of promoting, advertising, marketing, offering to sell and selling the Products in its designated market in the Territory and for no other purpose. Neither Party shall use or permit the use of the Trademarks outside the Territory without the prior written consent of the other Party.

         8.3 TRADEMARK RIGHTS UPON EXPIRATION. Upon expiration of the Agreement, the Trademarks shall be the property of Abbott, provided that NVX shall have a royalty-free license to use such Trademarks solely with regard to continuing promoting, advertising, marketing, offering to sell and selling of the Products to governmental agencies in the Territory.

         8.4 TRADEMARK RIGHTS UPON TERMINATION.

                 a) [*]



[*] Confidential information has been omitted and filed separately with the Commission.

                 b)  [*]

         8.5 TRADE NAMES. During the term of this Agreement and unless prohibited by the responsible regulatory agency, the Parties shall not use any trademark other than the Trademarks and shall use the trade name of Abbott or Ross and the NVX trade name on all Products and all product labelling, advertising and promotional material pertaining thereto in the Territory. A legend to the effect that the Product has been manufactured by NVX and is being sold and distributed under rights granted by NVX will be printed on the package and product labelling for each Product. All such use of the NVX trade name, and the Abbott and Ross tradenames, in accordance with this Agreement and applicable law shall inure to the benefit of NVX, and Abbott and Ross, respectively.

         8.6 INFRINGEMENT OF THIRD PARTY TRADEMARK RIGHTS. Each Party shall promptly notify the other Party of any claim of infringement by a Third Party resulting from a Party's use of any Trademark hereunder, immediately upon such claim of infringement becoming known, directly or indirectly. In the event of any such Third Party notice, Abbott and NVX shall meet in good faith to address such claim of infringement, which may include defending against such claim, seeking a license from such Third Party or selecting a new Trademark acceptable to both Parties to be used with the Product. If one Party in its reasonable judgment objects to using the Trademark in question, and the other Party desires to continue to sell Product using the Trademark in question over the objections of the other Party, the Party continuing to use the Trademark shall indemnify and hold the other Party harmless from any such claim of infringement with respect to future Product sales by such Party.

         8.7 THIRD PARTY INFRINGEMENT. The Parties shall notify each other of any apparent infringement by any Third Party of any Trademark [*] after becoming aware thereof. In the event of an infringement of a Trademark, NVX and Abbott shall meet to discuss possible joint prosecution and sharing of costs therefor and any award resulting therefrom. If the Parties are unable to agree on a joint course of action, Abbott shall have the right to enforce an action against a Third Party infringer at its sole expense. Any judgment or award resulting from such action undertaken by Abbott shall be retained by Abbott. In the event that Abbott does not


[*] Confidential information has been omitted and filed separately with the Commission.

exercise its right to undertake an action against the Third Party infringer, then NVX shall have the right to enforce an action at its expense against the Third Party infringer and any judgment or award resulting from such action shall be retained by NVX. The Parties shall cooperate in any action reasonably necessary or desirable to protect or defend any Trademark used or proposed to be used hereunder.

         8.8 OTHER MATERIALS. Each Product and all labeling, advertising and promotional material shall feature the applicable Trademark and the Abbott and/or Ross and NVX trade names and logos. Unless the Parties otherwise agree, all labeling shall include the Abbott and NVX tradenames and logos, which shall be displayed with comparable size and prominence.

         8.9 TRADEMARK OPPOSITION. Each Party, on behalf of itself and its Affiliates, hereby consents to use of the Trademarks with respect to the Product throughout the Territory as contemplated by this Agreement and agrees to waive, and does hereby waive, any challenge that it or any Affiliate may have to the use of the Trademarks by the other Party and its Affiliates with respect to the Products in the Territory as contemplated by this Agreement.

IX.      CONFIDENTIALITY

         9.1 CONFIDENTIALITY OBLIGATIONS. Any Confidential Information of a Party disclosed to the other Party shall, during the term of this Agreement and for the period ending [*] be held in confidence by the receiving Party, used only for the purposes contemplated herein and disclosed to its directors, officers, employees and agents on a need-to-know basis only. A receiving Party may also disclose the disclosing Party's Confidential Information to directors, officers and employees of its Affiliates and agents, on a need-to-know basis, provided such directors, officers, employees or consultants, as the case may be, are bound by secrecy obligations with respect to such disclosures substantially equivalent to those contained in this Agreement. The foregoing confidentiality obligations shall not apply to Confidential Information which the receiving Party can reasonably document:

                 (a) was already known by the receiving Party or is subsequently obtained by the receiving Party without confidentiality obligation to the disclosing Party or any Third Party,

                 (b) is independently developed by the receiving Party without the aid, application or use of disclosures of Confidential Information of the disclosing Party, or

                 (c) is or becomes public knowledge through no fault of the receiving Party.

                  If a receiving Party is required by law or rules or regulations of any governmental agency or authority or any stock exchange to disclose Confidential


[*] Confidential information has been omitted and filed separately with the Commission.

Information of the disclosing Party, the receiving Party shall, prior to making any such disclosure, give the disclosing Party sufficient advance written notice to permit the disclosing Party to seek a protective order or other similar order with respect to such information and thereafter shall disclose only the minimum information which, in the opinion or its counsel, is required to be disclosed in order to comply with such law, rule or regulation, whether or not a protective order or other similar order is obtained, and to the extent possible only under conditions of confidentiality. [*]

         9.2 PRESS RELEASES.

                 a) Either Party shall be permitted to the extent in the opinion of its counsel it is required by law or rules or policies of any governmental agency or authority or any stock exchange, to issue a press release describing the arrangements set forth in this Agreement. The Party issuing a press release shall provide an advance copy of such press release to the other Party twenty-four (24) hours in advance of its issuance.

                 b) Except for any press release issued subject to Section 9.2(a) above, NVX shall provide Abbott with a copy of any press release describing the arrangements set forth in this Agreement at least twenty-four
(24) hours prior to its issuance for comment and approval by Abbott. If Abbott fails to comment within the twenty-four (24) hour period, then the press release shall be deemed approved.

                 c) Except for any press release issued subject to Section 9.2(a) above, Abbott shall provide NVX with a courtesy copy of any press release describing the arrangements set forth in this Agreement at least twenty-four
(24) hours prior to its issuance.


[*] Confidential information has been omitted and filed separately with the Commission.

         9.3 USE AFTER TERMINATION. Neither Party shall use any Confidential Information of the other Party after the termination or expiration of this Agreement with respect to any or all Products for so long as such Confidential Information must be maintained confidential pursuant to Section 9.1.

         9.4 RETURN OF CONFIDENTIAL INFORMATION. Upon expiration or termination of this Agreement, at the request of the disclosing Party, the receiving Party shall promptly deliver to the disclosing Party or its nominee all Confidential Information furnished by the disclosing Party to the receiving Party pursuant to this Agreement and relating to the Products and all copies thereof in its or its Affiliates' possession, except for one copy that shall be retained in its corporate legal department so that continuing obligations may be determined, and the receiving Party shall not thereafter make any use thereof as long as disclosure of same would have been prohibited under Article IX hereof.

X.       TERM AND TERMINATION

         10.1 TERM. Unless sooner terminated as provided for herein, this Agreement shall remain in full force and effect for a period commencing on the Effective Date and expiring on the last-to-expire Valid Claim of the Patents; provided, however, that each Party's rights and obligations, except as such rights and obligations shall expressly survive expiration or termination as set forth herein, with respect to each Product shall expire on the last-to-expire Valid Claim of the Patents covering such Product, its manufacture use or sale.

         10.2 ABBOTT TERMINATION RIGHT. [*]

         10.3 CHANGE OF CONTROL OF ABBOTT OR ITS ROSS PRODUCTS DIVISION. [*]

         10.4 ACQUISITION OF NVX.

[*]


[*] Confidential information has been omitted and filed separately with the Commission.

[*]

         10.5 BREACH.

                 a) Subject to Section 10.11 and in addition to other termination rights set forth in this Agreement, NVX shall have the right to terminate this Agreement in the event Abbott fails to meet diligence standards for a Product as set forth in Section 2.3, upon giving [*] prior written notice to Abbott, provided that such failure is not cured within the [*] notice period.

                 b) Subject to Sections 10.8 and 10.11(a), either Party shall have the right to terminate this Agreement upon [*] prior written notice if the




[*] Confidential information has been omitted and filed separately with the Commission.

other party commits a material breach of this Agreement and does not cure such default within the [*] period. Termination shall be effective upon expiration of the [*] notice period if the default is not cured.

                 c) As long as NVX is using reasonable commercial efforts to supply products to Abbott in accordance with its orders, NVX shall not be a material breach of this Agreement and NVX shall not be in default of this Agreement solely because NVX fails to supply Abbott's Requirements of Products pursuant to Section 4.1 or if NVX discontinues supply of Product(s) to Abbott pursuant to Section 11.4(d).

                 d) [*]

         10.6 NO RELEASE. Termination of this Agreement shall not operate to release any party from any obligation or liability incurred under the terms of this Agreement prior to or upon termination hereof.

         10.7 BANKRUPTCY. If a Party is adjudged bankrupt, files or has filed against it any petition under any bankruptcy, insolvency or similar law, which petition is not dismissed within sixty (60) days, has a receiver appointed for its business or property, or makes a general assignment for the benefit of its creditors. This Agreement may be terminated upon written notice at the option of the other Party. Such termination shall be made effective the date notice of termination is given.

         10.8 FAILURE TO MAKE PAYMENTS.

                 a) Subject to Section 10.11(a), NVX shall also have the right to terminate this Agreement if Abbott fails to make (i) any payment pursuant to Sections 3.5, 5.10 and 5.11 at the times provided therefor or (ii) any payment pursuant to Sections 5.1(a), 5.1(c) and 5.1(d), Section 5.2, Section 5.3 and
Section 5.6 at the times provided therefor (and after completion of the final audit pursuant to Section 5.9(a)) and continues in default for [*] after receiving written notice from NVX that such payment had not been made within the time provided therefor. Termination shall be immediately effective [*]

                 b) Subject to Section 10.11(a), NVX shall have the right to terminate this Agreement if Abbott is in default of any of its financial obligations under this Agreement [*]


[*] Confidential information has been omitted and filed separately with the Commission.

[*]

         10.9 OBLIGATIONS AFTER TERMINATION.

                  a) Upon termination of this Agreement by NVX pursuant to [*] NVX shall have the right to repurchase Abbott's inventory of Product at a price to be agreed by the Parties, [*] If the Parties are unable to reach agreement [*] to continue selling Product in order to dispose of Abbott's inventory of Products. During such period, Abbott shall sell the Products consistent with its past practices. Abbott shall not take any action or fail to take any action that would materially, detrimentally affect continued marketing, sale or distribution of the Products by NVX or on NVX's behalf by Third Parties; [*] After the expiration of such period, Abbott shall not sell any of Abbott's remaining inventory of Product. After the expiration of such period, NVX shall have the right, but not the obligation, to repurchase all or part of such inventory from Abbott. [*]

                 b) The provisions of Sections 10.9(b)(i), 10.9(b)(ii) and 10.9(b)(iii) shall apply in the event of termination of this Agreement by NVX pursuant to [*]

                 (i) Abbott shall promptly deliver to NVX or its nominee all Confidential Information furnished by NVX to Abbott pursuant to this Agreement and relating to the Products and all copies thereof in its or its Affiliates' possession, except


[*] Confidential information has been omitted and filed separately with the Commission.

for one copy that shall be retained in its corporate legal department so that continuing obligations may be determined, and Abbott shall not thereafter make any use thereof as long as disclosure of same would have been prohibited under
Article IX hereof.

                 (ii) Abbott shall thereafter have no further rights to market, distribute or sell the Products, except as may be expressly provided in this
Section 10.9.

                 (iii) To the extent that NVX has failed to fill a firm purchase order of Abbott for which delivery was due prior to termination and Abbott has a customer order that arose prior to termination to provide Product to a Third Party that Abbott is not able to supply from its inventory, then NVX shall supply the amount of Product to Abbott to meet its customer order.

                 c) [*]

         10.10 CONDUCT OF BUSINESS IN ANTICIPATION OF TERMINATION. After receiving notice of termination of this Agreement by NVX and until such time as termination is effective, Abbott shall continue to conduct its business with respect to the Products in compliance with all the terms and conditions of this Agreement.

         10.11 ALTERNATIVE DISPUTE RESOLUTION.

                 a) The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either Party's rights and/or obligations. Accordingly, the Parties agree that, prior to sending written notice of termination as provided under Sections 10.5 or 10.8(b), a Party first will send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between the Presidents of NVX and Abbott's Ross Products Division within [*] after such notice is received. Any negotiations regarding a dispute shall be treated as settlement negotiations for the purposes of the Federal Rules of Evidence and any similar state rules of evidence. Such negotiations shall not be admissible in any subsequent proceeding, whether alternative dispute resolution or litigation. If the matter has not been resolved within [*] of the notice of the dispute, or if the Parties fail to meet within such [*]


[*] Confidential information has been omitted and filed separately with the Commission.

     [*] except as provided in Section 10.11(b) below, the Party providing notice shall be free to send notice of termination as provided in Sections 10.5 and 10.8(b).

                 b) Any dispute regarding NVX's right to terminate this Agreement pursuant to Section 10.5 or any dispute arising under Section 10.8(b), after Abbott has timely paid [*] of the amount claimed as owing under Section 10.8(b), if not resolved in accordance with Section 10.11(a), shall be resolved in accordance with the following alternative dispute resolution ("ADR") procedure:

         Any negotiations regarding a dispute shall be treated as settlement negotiations for purposes of the Federal Rules of Evidence and any similar state rules of evidence. Such negotiations shall not be admissible in any ADR hearing.

         The Federal Rules of Civil Procedure and the Federal Rules of Evidence shall apply. Each Party shall have the right to take as much discovery, including, without limitation, depositions, interrogatories, requests for admissions or production of documents, as relevant discovery statutes and rules permit and the neutral, as described below, shall be empowered to enforce the discovery rights to the fullest extent possible, including the imposition of sanctions. The Parties shall have the right to be represented by counsel in the ADR proceeding.

         1. To begin an ADR proceeding, the Party commencing the proceeding shall provide written notice to the other Party of the issues to be resolved by ADR.

         2. [*] following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. The neutral shall be an individual who shall preside over and resolve any disputes between the Parties. The neutral selected shall be a former judge of a state or federal court and shall not be an employee, director or shareholder of either Party or its respective Affiliates, and shall not otherwise be in a position which, as a judge, would have disqualifed the neutral under the provisions of 28 U.S.C. ss. 455. If the Parties are unable to agree on a mutually acceptable neutral within such period, the neutral shall be selected by the Center of Public Resources, New York, New York, consistent with the foregoing sentence.

         3. [*] the neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place in Washington, D.C. Each Party agrees to produce its and its Affiliate's, officers, employees and/or agents to give depositions, and to appear at the hearing and give testimony. The hearing shall be conducted in accordance with the Federal Rules of Civil Procedure and the Federal Rules of Evidence.

         4. [*] each Party shall submit the following to the other Party and the neutral:


[*] Confidential information has been omitted and filed separately with the Commission.

            (a) [*]

            (b) [*]

            (c) [*]

            (d) [*]

         5. The hearing shall be governed by the following rules:

            (a) [*]

            (b) [*]

            (c) [*]

         6. [*] each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence [*] This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     7. The neutral shall rule on each disputed issue [*] Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.


[*] Confidential information has been omitted and filed separately with the Commission.

         8. The neutral shall be paid a reasonable fee plus expenses. Each Party shall be responsible for its own costs and expenses in such ADR procedure and the cost of the neutral and any common administrative expenses shall be shared equally.

         9. The rulings of the neutral, including sanction awards, shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

         10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

         11. For the purposes of this Section 10.11(b), the Parties acknowledge their diversity and agree to accept the jurisdiction of the Federal District Court in the States of Maryland and Illinois for the purposes of enforcing awards entered pursuant to this Section 10.11(b).

         12. If Abbott sues NVX relating to any matter for which NVX has a claim for which it would have been or is obligated to utilize ADR pursuant to this
Section 10.8(b) to resolve, then NVX shall have the option to (i) counterclaim in the action filed by Abbott, and Abbott shall not assert any objection to the counterclaim on the basis that NVX's claim is or would have been the subject of this Section 10.8(b), or (ii) to file its claim in ADR pursuant to the provisions hereof. If such NVX claim is pending in an ADR at the time Abbott files its action, then at NVX's option, the ADR shall be suspended in order to enable NVX's claim to be asserted in the action filed by Abbott, or the pending ADR shall be continued. NVX's joinder of its claim in any action filed by Abbott, unless such claim is heard and adjudicated, shall not constitute a waiver of NVX's right to reinstate the ADR or initiate an ADR with respect to such claim.

XI.      PATENT MATTERS

         11.1 NOTICE OF INFRINGEMENT. Each Party shall act in good faith to inform the other Party of any infringement of which it becomes aware by any Third Party of any of the Patents relating to the Products.

         11.2 ENFORCEMENT AND DEFENSE OF PATENTS BY NVX.

                 a) NVX may, but shall not be required to, take legal action to enforce the Patents against infringement by Third Parties and defend the Patents against challenges by Third Parties. If NVX brings an action against a Third Party, Abbott shall be permitted to participate in such action, and Abbott shall share the expenses thereof upon mutually agreed terms. [*]


[*] Confidential information has been omitted and filed separately with the Commission.

[*]

                 b) Abbott shall notify NVX immediately of sales of a Competitive Vaccine by a Third Party in the Private Pediatric Market in the Territory which Abbott believes infringes any of the Patents. [*]

     c) If it is agreed or otherwise determined that a Third Party is infringing any of the Patents, and such infringement is having or is likely to have a material adverse effect on the sales by Abbott of Product(s) in the Private Pediatric Market in the Territory, and NVX does not enforce the Patent(s) in question [*]

         11.3 CONTINUING PAYMENT OBLIGATIONS. Abbott's obligation to make any payments required under this Agreement shall remain in effect notwithstanding any alleged infringement of any of the Patents.

         11.4 INFRINGEMENT BY PRODUCTS.




[*] Confidential information has been omitted and filed separately with the Commission.

                 a) If any Third Party takes or threatens to take any legal action to enforce any of its patent or other proprietary rights against alleged infringement by a Party as a result of the manufacture, use, importation, offer for sale or sale of a Product, then such Party shall notify the other Party promptly in writing of such legal action. The Parties shall cooperate in the defense of any such legal action.

                 b) [*]

                 c) [*]

                 d) [*]




[*] Confidential information has been omitted and filed separately with the Commission.

                 e) [*]

         11.5 OTHER INTELLECTUAL PROPERTY MATTERS.

                 a) [*]

                 b) [*]

         (i)   [*]

         (ii)  [*]

         (iii) [*]

         (iv)  [*]



[*] Confidential information has been omitted and filed separately with the Commission.

         (v)   [*]

         (vi)  [*]

                 (c) [*]

                 (d) [*]

XII.     MISCELLANEOUS

         12.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or joint venture relationship between the Parties hereto.

         12.2 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, arbitrability, construction, effect and performance.

         12.3 JURISDICTION. Each Party hereby submits to venue in and to the non-exclusive personal jurisdiction of any federal or state court of competent subject matter jurisdiction located within the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement. Each Party waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject to such jurisdiction; that such action, suit or proceeding may not be brought or is not maintainable in said court; that this Agreement may not be enforced in or by said court; that its property is exempt or immune from execution; that such suit, action or proceeding is brought in an inconvenient forum; or that the venue of such suit, action or proceeding is improper.

         12.4 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

         12.5 NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered, (a) if delivered in person, on the date of such delivery, (b) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission, or (c) if sent by overnight express


[*] Confidential information has been omitted and filed separately with the Commission.

or registered or certified mail (with return receipt requested), on the date of receipt of such mail, and shall be sent to the following address (or such other address as a Party may designate from time to time in writing):

         If to NVX:

         North American Vaccine, Inc.
         12103 Indian Creek Court
         Beltsville, Maryland 20705

                  Telephone:        (301) 470-6100
                  Telefax:          (301) 419-0167

         Attention:        Senior Vice President - Legal Affairs and
                                    General Counsel

         If to Abbott:

         Abbott Laboratories
         Ross Products Division
         625 Cleveland Avenue
         Columbus, Ohio 43215-1724

                  Telephone:        (614) 624-3760
                  Telefax:          (614) 624-7313

                  Attention:        Director, Licensing

with a copy to:

         Abbott Laboratories
         Ross Products Division
         625 Cleveland Avenue
         Columbus, Ohio 43215-1724

                  Telephone:        (614) 624-7222
                  Telefax:          (614) 624-3074

                  Attention:        Senior Counsel

         12.6 FORCE MAJEURE. Except with respect to Abbott's obligation to make payments to NVX on a timely basis, if any circumstance beyond the reasonable control of either Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than thirty (30) days after the occurrence of such force majeure. In either such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that either Party who fails because of force majeure to perform its obligations hereunder will upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, and newly enacted, modified, promulgated or issued acts, laws, regulations or rules of any government or governmental agency. It shall be considered an event of force majeure hereunder that NVX is unable to supply Products to Abbott if NVX's suppliers fail to provide timely or adequate supplies to NVX.

         12.7 BINDING EFFECT: ASSIGNMENT.


                 (a) This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and its successors, subject to Section 10.3, and permitted assigns.

                 (b) NVX shall have the right to assign to any Third Party NVX's rights to receive payment under this Agreement.

                 (c) Either Party shall have the right to assign this Agreement, in whole or in part, without the prior written consent of the other Party, to an Affiliate, provided that the assigning Party guarantees the performance of such Affiliate. Otherwise, neither Party shall have the right to assign this Agreement, in whole or in part, without the prior written consent of the other Party.

         12.8 ENTIRE AGREEMENT. The terms and conditions herein contained, together with the terms and conditions of the other documents attached as Schedules hereto, constitute the entire agreement between the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement, [*] Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.

         12.9 RECITALS AND SCHEDULES. The Recitals set forth at the start of this Agreement along with the Schedules attached to this Agreement shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such Recitals and Schedules.

         12.10 AMENDMENT. This Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.


[*] Confidential information has been omitted and filed separately with the Commission.

         12.11 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment of a court of competent jurisdiction, then such provision shall be severed from this Agreement and shall be rendered inoperative and replaced with a provision which accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner; and the remaining provisions of this Agreement shall remain binding on the Parties hereto.

         12.12 HEADINGS. The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         12.13 NO WAIVER OF RIGHTS. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

         12.14 USAGE. Wherever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term including" (or "includes").

         12.15 NO THIRD PARTY RIGHTS. This Agreement shall not be deemed or construed in any way to result in the creation of any rights or obligations in any Third Party.

         12.16 NO LICENSES. No rights or licenses with respect to any of NVX's patents, trademarks, know-how, technical information, or other proprietary rights are granted or deemed granted to Abbott hereunder or in connection herewith.

         12.17 INTERPRETATION. This Agreement shall be interpreted and construed as a binding agreement separate of and independent from any other agreement between the Parties.

XIII.    ADVERSE EVENT REPORTING/CUSTOMER AND TECHNICAL
         SUPPORT

               (a) The Parties shall establish procedures for handling complaints and adverse event reporting to ensure compliance in all respects with applicable statutes and regulations, including but not limited to, applicable FDA regulations contained in 21 C.F.R. Chapter 1, Subchapter F, Subpart D (21 C.F.R. ss. 600.80(a) - 600.90) and any successor thereto. Such procedures shall be modified as appropriate to ensure compliance with any changes or modifications in applicable statutes or regulations. For the purposes of this
Article XIII, the terms "Adverse Experience" and "Serious" shall have the meanings ascribed to them in 21 C.F.R. ss. 600.80(a) and any successor thereto. A "Non-Serious Adverse Experience" shall mean any Adverse Experience that does not meet the criteria for a Serious Adverse Experience. Abbott shall notify NVX promptly in writing of any Serious Adverse Experiences concerning the Products or any Non- Serious Adverse Experiences or complaints concerning the Products which come to its attention which may suggest significant hazards, contraindications, side effects or precautions pertinent to the safety of the Products or any therapeutic failure of a Product. Any Serious Adverse Experience and all information relating thereto concerning a Product shall be immediately notified to NVX by Abbott as soon as possible, but not later than twenty-four
(24) hours after an Abbott safety officer has become aware of such event, by facsimile and by confirmatory telephone communication to the responsible safety officer or a designated alternate, if such safety officer is unavailable, of NVX. Upon signing of this Agreement, each Party shall immediately notify the other Party in writing of its respective safety officer and alternates to whom communications regarding adverse event reporting shall be sent.

               (b) With respect to any Non-Serious Adverse Experience, customer complaint or therapeutic failure concerning a Product, Abbott shall as soon as reasonably practicable and in any event within ten (10) calendar days of becoming aware notify NVX of the occurrence and substance thereof.

               (c) NVX shall be responsible for submitting required reports to the FDA in accordance with all applicable regulations and Abbott shall cooperate in all respects with NVX, including but not limited to providing to NVX on a timely basis all relevant information in Abbott's possession or control, to permit NVX to meet such requirements.

               (d) Abbott shall provide NVX any and all information in Abbott's possession or control that may be required by the FDA under 21 C.F.R. ss. 600.81 to allow NVX to prepare and timely file distribution reports, as such term is defined therein, complying in all aspects with such subsection.

               (e) [*]

               (f) Abbott, at its own expense, shall be responsible for establishing a program to provide for and coordinate customer support for each of the Products in the Private Pediatric Market at a level reasonably calculated to assure customer satisfaction, including establishing and implementing a "customer-by-product" and "product-by-customer" tracking system.


[*] Confidential information has been omitted and filed separately with the Commission.

XIV.     REPRESENTATIONS AND WARRANTIES

         14.1 Each party represents and warrants to the other that:

              a) It is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

              b) The execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;

              c) It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

              d) This Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles;

              e) It shall comply with all applicable laws and regulations relating to its activities under this Agreement.

XV.      SURVIVAL

         15.1 The provisions of Sections 5.4, 5.6, 5.9, 8.3, 8.4, 12.2, 12.3, and 12.5 and Articles VI, IX, X, XIV, XV and XVI shall survive the termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect.

         15.2 The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by the authorized representatives of the parties.


ABBOTT LABORATORIES                         NORTH AMERICAN VACCINE, INC.


By: /s/ Thomas M. McNally                      By: /s/ Sharon Mates
    -------------------------------                ---------------------------
Title: Thomas M. McNally                       Title: Sharon Mates, Ph.D.
       Senior Vice President                          President
       Abbott Laboratories

Date: October 11, 1996                         Date: October 11, 1996